EXHIBIT 99.2
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                [DAVIES WARD PHILLIPS & VINEBERG LLP LETTERHEAD]



                                    DAVIES WARD PHILLIPS & VINEBERG LLP
                                    44th Floor                Tel   416 863 0900
                                    1 First Canadian Place    Fax   416 863 0871
                                    Toronto Canada  M5X 1B1   www.dwpv.com
December 12, 2005                   Jay A. Swartz
                                    Dir 416.863.5520
                                    jswartz@dwpv.com

                                    File No. 211371

BY FAX

Mr. James Van Horn
Vice President, Secretary and General Counsel
Hollinger International Inc.
712 5th Avenue, 18th Floor
New York, NY  10019

Dear Mr. Van Horn:

HOLLINGER INTERNATIONAL INC. - PROXY CIRCULAR

In our telephone conversation on Friday, December 9, you raised certain questions regarding the disclosure of the request by Hollinger Inc. to nominate directors to the board of Hollinger International at the upcoming shareholders' meeting of Hollinger International.

Hollinger Inc. has requested that it be given proportional representation on the board of Hollinger International. If the board of Hollinger International is to include 12 or less directors, Hollinger Inc. wishes to have two individuals designated by it nominated for the board of Hollinger International. If more than 12 directors are to be elected, Hollinger Inc. wishes to have three of the individuals designated by it nominated. Hollinger Inc. has requested that one of its nominees would be Randy Benson, its Chief Restructuring Officer, and that the other director or directors be selected by Hollinger International from a list which includes Stanley Beck, Newton Glassman, David Rattee and Joseph Wright. We had previously included David Drinkwater on the list of alternative directors but Mr. Drinkwater has recently advised us that he does not wish to serve as a director of Hollinger International.

Assuming that Hollinger Inc.'s nominees are elected at the January meeting, Hollinger Inc. would not exercise its voting rights to change the board until the next shareholders' meeting of Hollinger International called for the purpose of electing directors.


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We wish to confirm that you may disclose Hollinger Inc.'s request for proportional representation on the board of Hollinger International and that you may disclose the identity of each of the individuals who have been suggested as prospective directors.

Please feel free to contact me if you have any questions.

Yours very truly,


/s/Jay A. Swartz

Jay A. Swartz

JAS/kcc

cc:      Stanley Beck
         Randy Benson
         David Drinkwater
         Newton Glassman
         David Rattee
         Joseph Wright